UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

LIBERTY LIVE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	33-2910829
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
12300 Liberty Boulevard
Englewood, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Series A Liberty Live Group Common Stock, par value $0.01 per share	The Nasdaq Stock Market LLC
Series C Liberty Live Group Common Stock, par value $0.01 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-288960

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Series A Liberty Live Group common stock, par value $0.01 per share (the “Series A Liberty Live Group common stock”), and the Series C Liberty Live Group common stock, par value $0.01 per share (the “Series C Liberty Live Group common stock”), of Liberty Live Holdings, Inc. (the “Registrant”). The Series A Liberty Live Group common stock and the Series C Liberty Live Group common stock have been approved for listing on the Nasdaq Global Select Market under the symbols “LLYVA” and “LLYVK,” respectively.

Reference is made to the Registrant’s Registration Statement on Form S-4 (File No. 333-288960), which was initially filed with the Securities and Exchange Commission (the “SEC”) on July 25, 2025 and became effective on November 2, 2025.

A description of the Series A Liberty Live Group common stock and the Series C Liberty Live Group common stock as set forth in the Registrant’s Amended and Restated Articles of Incorporation (the “restated articles”) to be in effect upon the initial issuance of the common stock being registered hereby in connection with the split-off of the Registrant from Liberty Media Corporation is set forth below. The following description is qualified by reference to the full text of the form of the restated articles, which is attached hereto as Exhibit 3.1 and incorporated by reference into this Item 1.

Common Stock

Authorized Capital Stock

The Registrant’s authorized capital stock will consist of 2,174,705,000 shares, of which 2,124,705,000 shares are designated as common stock, par value $0.01 per share (the “common stock”), and 50,000,000 shares are designated as preferred stock, par value $0.01 per share (the “preferred stock”). Half of the authorized common stock is divided into three series of Liberty Live Group common stock (as defined below). The Registrant will have 521,400,000 shares of Series A Liberty Live Group common stock, 19,552,500 shares of Series B Liberty Live Group common stock, par value $0.01 per share (the “Series B Liberty Live Group common stock”), and 521,400,000 shares of Series C Liberty Live Group common stock authorized. The Series A Liberty Live Group common stock, Series B Liberty Live Group common stock and Series C Liberty Live Group common stock are collectively referred to herein as the “Liberty Live Group common stock.”

The holders of the Registrant’s Series A Liberty Live Group common stock, Series B Liberty Live Group common stock and Series C Liberty Live Group common stock have equal rights, powers and privileges, except as otherwise described below. The other half of the common stock authorized by the restated articles is designated as “Ventures Group common stock,” which may be issued in three series, the Series A Ventures Group common stock, Series B Ventures Group common stock and Series C Ventures Group common stock.

Voting Rights

Holders of shares of Series A Liberty Live Group common stock are entitled to one vote for each share of such stock held and holders of shares of Series B Liberty Live Group common stock are entitled to ten votes for each share of such stock held on all matters submitted to a vote of stockholders. Holders of shares of Series C Liberty Live Group common stock are not entitled to any voting powers (including with respect to any class votes taken in accordance with the terms of the restated articles), except as otherwise required by Nevada law. When so required, holders of shares of Series C Liberty Live Group common stock will be entitled to 1/100th of a vote for each share of such stock held.

The restated articles impose supermajority voting requirements in connection with certain articles amendments and other extraordinary transactions which have not been approved by 75% of the directors then in office. When these requirements apply, the threshold vote required is 66⅔% of the aggregate voting power of the then outstanding securities entitled to vote thereon, voting together as a single class.

Dividends and Securities Distributions

Subject to the terms of any series of preferred stock, the Registrant is permitted to pay dividends on Liberty Live Group common stock out of the lesser of its assets legally available for the payment of dividends under Nevada law and the “Liberty Live Group Available Dividend Amount” (as such term is defined in the restated articles). If dividends are paid on any series of Liberty Live Group common stock, an equal per share dividend will be concurrently paid on the other series of Liberty Live Group common stock.

The Registrant is permitted to make (i) share distributions of (A) Series C Liberty Live Group common stock (or securities convertible therefor) to holders of all series of Liberty Live Group common stock, on an equal per share basis; and (B) Series A Liberty Live Group common stock (or securities convertible therefor) to holders of Series A Liberty Live Group common stock, Series B Liberty Live Group common stock (or securities convertible therefor) to holders of Series B Liberty Live Group common stock and Series C Liberty Live Group common stock (or securities convertible therefor) to holders of Series C Liberty Live Group common stock, in each case, on an equal per share basis and subject to certain limitations; and (ii) share distributions of (A) Series C Ventures Group common stock (or securities convertible therefor) to holders of all series of Liberty Live Group common stock, on an equal per share basis, subject to certain limitations; and (B) Series A Ventures Group common stock (or securities convertible therefor) to holders of Series A Liberty Live Group common stock, Series B Ventures Group common stock (or securities convertible therefor) to holders of Series B Liberty Live Group common stock and Series C Ventures Group common stock (or securities convertible therefor) to holders of Series C Liberty Live Group common stock, in each case, on an equal per share basis and subject to certain limitations; and (iii) share distributions of any other class or series of the Registrant’s securities or the securities of any other person to holders of all series of Liberty Live Group common stock, on an equal per share basis, subject to certain limitations.

Conversion of Common Stock at Option of Holder

Each share of Series B Liberty Live Group common stock is convertible, at the option of the holder, into one share of Series A Liberty Live Group common stock. Shares of Series A Liberty Live Group common stock and Series C Liberty Live Group common stock are not convertible at the option of the holder.

Conversion of Common Stock at Option of Issuer

The Registrant can convert each share of Liberty Live Group common stock into a number of shares of the corresponding series of Ventures Group common stock at a ratio based on the relative trading prices of Series C Liberty Live Group common stock (or another series of Liberty Live Group common stock subject to certain limitations) and Series C Ventures Group common stock (or another series of Ventures Group common stock, subject to certain limitations) over a specified 20-trading day period.

Optional Redemption of Common Stock for Stock of a Subsidiary

The Registrant may redeem outstanding shares of Liberty Live Group common stock for shares of common stock of a subsidiary that holds assets and liabilities attributed to the economic performance of particular businesses, assets and liabilities of the Registrant and its subsidiaries (such businesses, assets and liabilities, the “Liberty Live Group”) (and may or may not hold assets and liabilities attributed to the economic performance of other particular businesses, assets and liabilities of the Registrant and its subsidiaries (such other businesses, assets and liabilities, the “Ventures Group”)), provided that the Registrant’s board of directors (the “board”) seeks and receives the approval to such redemption of holders of a majority of the aggregate voting power of the outstanding Liberty Live Group common stock, voting together as a separate class.

If the Registrant were to effect a redemption as described above with stock of a subsidiary that also holds assets and liabilities of the Ventures Group, shares of Ventures Group common stock shall also be redeemed in exchange for shares of that subsidiary, and the entire redemption would be subject to the voting rights of the holders of Liberty Live Group common stock described above as well as the separate class vote of the holders of Ventures Group common stock, as the case may be.

Mandatory Dividend, Redemption and Conversion Rights on Disposition of Assets

If the Registrant disposes, in one transaction or a series of transactions, of all or substantially all of the assets of the Liberty Live Group, it is required to choose one of the following four alternatives, unless the board obtains the requisite approval of the holders of shares of Series A Liberty Live Group common stock and Series B Liberty Live Group common stock not to take such action or the disposition otherwise qualifies as an exempt disposition (as described below) (in which case the Registrant will not be required to take any of the following actions):

•	pay a dividend to holders of Liberty Live Group common stock out of the available net proceeds of such disposition; or

•	if there are legally sufficient assets and the “Liberty Live Group Available Dividend Amount” (as such term is defined in the restated articles) would have been sufficient to pay a dividend, then: (i) if the disposition involves all of the properties and assets of the Liberty Live Group, redeem all outstanding shares of Liberty Live Group common stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition, or (ii) if the disposition involves substantially all (but not all) of the properties and assets of the Liberty Live Group, redeem a portion of the outstanding shares of Liberty Live Group common stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition; or

•	convert each outstanding share of each series of Liberty Live Group common stock into a number of shares of the corresponding series of Ventures Group common stock at a specified premium; or

•	combine a conversion of a portion of the outstanding shares of Liberty Live Group common stock into a number of shares of the corresponding series of Ventures Group common stock with either the payment of a dividend on or a redemption of shares of Liberty Live Group common stock, subject to certain limitations.

Pursuant to the restated articles, an exempt disposition includes the following with respect to each tracking stock group:

•	the disposition of all or substantially all of the Registrant’s assets in one transaction or series of related transactions in connection with the liquidation, dissolution or winding up of the Registrant;

•	a dividend, other distribution or redemption in accordance with the restated articles;

•	a group disposition to one or more persons that following the group disposition, the Registrant controls;

•	a group disposition in connection with any disposition of all or substantially all of the assets of such tracking stock group in which the Registrant receives as proceeds of such disposition primarily capital stock or other equity securities of the purchaser, acquiror or third party issuer, if a significant portion of the business of such purchaser, acquiror or third party issuer is engaged or proposes to engage consists of one or more businesses similar or complementary to the businesses attributable to such group prior to such disposition, as determined in good faith by the board; or

•	a group disposition as to which the board obtains the requisite approval of the applicable voting stockholders to classify such group disposition as an exempt disposition.

Intergroup Interest

From time to time, the board may determine to create an intergroup interest in the Liberty Live Group in favor of the Ventures Group, subject to the terms of the restated articles and applicable Nevada law. Upon the effectiveness of the restated articles, no intergroup interests will exist.

If the Liberty Live Group has an intergroup interest in the Ventures Group at such time as any extraordinary action is taken with respect to the Ventures Group common stock (such as the payment of a dividend, a share distribution, the redemption of such stock for stock of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the Ventures Group assets), the board will consider what actions are required, or permitted, to be taken under the restated articles with respect to the Liberty Live Group intergroup interest in the Ventures Group. For example, in some instances, the board may determine that a portion of the aggregate consideration that is available for distribution to holders of Ventures Group common stock must be allocated to the Liberty Live Group to compensate the Liberty Live Group on a pro rata basis for its interest in the Ventures Group. All such board determinations will be made in accordance with the restated articles and applicable Nevada law.

Liquidation

Upon the liquidation, dissolution or winding up of the Registrant, whether voluntary or involuntary, the holders of shares of Liberty Live Group common stock will be entitled to receive in respect of such stock their proportionate interests in the Registrant’s assets, if any, remaining for distribution to holders of the Registrant’s common stock (regardless of the group to which such assets are then attributed) in proportion to their respective number of liquidation units per share.

Each share of Liberty Live Group common stock will have one liquidation unit. From and after the first date following the distribution date that shares of Ventures Group common stock have been issued and are outstanding (the “Ventures Issuance Date”), each share of Ventures Group common stock will have a number of liquidation units (including a fraction of one liquidation unit) equal to the amount (calculated to five decimal places) obtained (I) if the Ventures Group common stock is issued in connection with a transaction (including, without limitation, a share distribution, dividend or redemption) resulting in the Ventures Group Reference Share (as defined in the restated articles) being publicly traded following the Ventures Issuance Date, by dividing (x) the average of the daily volume weighted average prices of the Ventures Group Reference Share over the 20-trading day period commencing on (and including) the first trading day on which the Ventures Group Reference Share trades in the “regular way” market by (y) the average of the daily volume weighted average prices of the Liberty Live Group Reference Share (as defined in the restated articles) over the 20-trading day period referenced in clause (x) or (II) if clause (I) is not applicable because the Ventures Group Reference Share is not publicly traded following the Ventures Issuance Date, by dividing (x) the fair value of a share of Ventures Group common stock as of the Ventures Issuance Date by (y) the average of the daily volume weighted average prices of the Liberty Live Group Reference Share over the 20-day trading day period commencing on (and including) the Ventures Issuance Date. After the initial determination of the number of liquidation units applicable to the Ventures Group common stock, the number of liquidation units per share of Liberty Live Group common stock or Ventures Group common stock is subject to adjustment for certain anti-dilutive events.

Other Provisions of the Registrant’s Restated Articles

The Registrant’s Preferred Stock

The restated articles will authorize the board to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including:

•	the designation of the series;

•	the number of authorized shares of the series, which number the board may subsequently increase or decrease but not below the number of such shares of such series of preferred stock then outstanding;

•	the dividend rate or amounts, if any, and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series will be cumulative and the relative preferences or rights of priority or participation with respect to such dividends;

•	the rights of the series in the event of the Registrant’s voluntary or involuntary liquidation, dissolution or winding up and the relative preferences or rights of priority of payment;

•	the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of the board;

•	the voting power, if any, of the series;

•	the terms and conditions, if any, for the Registrant to purchase or redeem the shares of the series; and

•	any other relative rights, preferences, restrictions and limitations of the series.

The Registrant believes that the ability of the board to issue one or more series of its preferred stock will provide it with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange or automatic quotation system on which the Registrant’s securities may be listed or traded.

Although the board has no intention at the present time of doing so, it may issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The board will make any determination to issue such shares based upon its judgment as to the best interests of the Registrant’s stockholders. The board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the board, including a tender offer or other transaction that some, or a majority, of stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of the stock.

Limitation on Liability and Indemnification of Directors and Officers

To the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes (the “NRS”), the Registrant’s directors and officers are not liable to the Registrant or any of its stockholders or creditors for monetary damages for breaches of fiduciary duties as a director or officer. Nevada law has a broader provision limiting or eliminating the individual liability of both officers and directors than corresponding Delaware law. Under Nevada law, unless otherwise provided in the articles of incorporation or pursuant to certain statutory exceptions, a director or officer is not individually liable to the corporation’s stockholders or creditors for damages as a result of an act or failure to act in his or her capacity as a director or officer unless a statutory presumption that such person acted in good faith and with a view to the interests of the corporation has been rebutted. In addition, it must be proven both that the act or failure to act constituted a breach of a fiduciary duty as a director or officer and that such breach involved intentional misconduct, fraud or a knowing violation of law. The restated articles will provide that, to the fullest extent permitted by Nevada law, the Registrant’s directors and officers will not be individually liable to the Registrant or any of its stockholders or creditors for damages as a result of any act or failure to act in his or her capacity as a director or officer.

The restated articles will provide that, to the fullest extent permitted by applicable law, the Registrant will indemnify any person who was or is a party or is threatened to be made a party or is otherwise involved in any investigation, threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person, or a person for whom such person is the legal representative, is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to nonprofit entities or employee benefit plans, against all expenses, including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the investigation, action, suit or proceeding.

Board of Directors

The restated articles will provide that, subject to any rights of the holders of any series of preferred stock to elect additional directors, the number of directors will not be less than three and the exact number will be fixed from time to time by a resolution of the board. The members of the board, other than those who may be elected by holders of any preferred stock, are divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members.

The term of office of the Class I directors expires at the first annual meeting of stockholders held following the separation. The term of office of the Class II directors expires at the second annual meeting of stockholders held following the separation. The term of office of the Class III directors expires at the third annual meeting of stockholders held following the separation.

At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

The restated articles will provide that, subject to the rights of the holders of any series of preferred stock, directors may be removed from office only for cause upon the affirmative vote of the holders of at least 66⅔% of the aggregate voting power of the Registrant’s capital stock generally entitled to vote upon all matters submitted to stockholders, voting together as a single class.

The restated articles will provide that, subject to the rights of the holders of any series of preferred stock, vacancies on the board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the board, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until that director’s successor will have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the board will shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of preferred stock with respect to any additional director elected by the holders of that series of preferred stock.

These provisions, in addition to our classified board provisions described above, would preclude a stockholder or group of stockholders holding a majority of the voting power of the Registrant from removing incumbent directors and simultaneously gaining control of the board by filling the vacancies created by removal with its own nominees as it would take at least two elections of directors for any individual or group to do so. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Registrant.

No Stockholder Action by Written Consent; Special Meetings

The restated articles will provide that (except as otherwise provided in the terms of any series of preferred stock), any action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may not be taken without a meeting and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of the Registrant’s preferred stock, special meetings of the Registrant’s stockholders for any purpose or purposes may be called only by its Secretary (i) upon the written request of the holders of not less than 66⅔% of the aggregate voting power of the Registrant’s capital stock generally entitled to vote upon all matters submitted to stockholders, or (ii) at the request of at least 75% of the members of the board then in office.

Amendments

The restated articles will go beyond the general Nevada law requirement of approval by stockholders holding shares in the corporation representing at least a majority of the voting power and will provide that, subject to the rights of the holders of any series of its preferred stock, the affirmative vote of the holders of at least 66⅔% of the aggregate voting power of the Registrant’s outstanding capital stock generally entitled to vote upon all matters submitted to stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of the restated articles or to add or insert any provision therein, provided, that the foregoing enhanced voting requirement will not apply to any adoption, amendment, repeal, addition or insertion (i) as to which the laws of the State of Nevada, as then in effect, do not require the consent of the Registrant’s stockholders or (ii) which has been approved by at least 75% of the members of the board then in office, in which case the general Nevada majority approval requirement will apply.

The restated articles will further provide that the affirmative vote of the holders of at least 66⅔% of the aggregate voting power of its outstanding capital stock generally entitled to vote upon all matters submitted to its stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of its bylaws, provided that the foregoing enhanced voting requirement will not apply to (and no stockholder approval will be required for) any adoption, amendment or repeal approved by the affirmative vote of not less than 75% of the members of the board then in office.

Supermajority Voting Provisions

In addition to the voting provisions discussed under “Voting Rights” and “Amendments” above, the restated articles provide that, subject to the rights of the holders of any series of its preferred stock, an enhanced requirement of the affirmative vote of the holders of at least 66⅔% of the aggregate voting power of its outstanding capital stock generally entitled to vote upon all matters submitted to its stockholders, voting together as a single class, is required for:

•	the merger or consolidation of the Registrant with or into any other corporation, provided, that the foregoing enhanced voting requirement will not apply to any such merger or consolidation (1) as to which the laws of the State of Nevada, as then in effect, do not require the vote of the Registrant’s stockholders, or (2) that at least 75% of the members of the board then in office have approved;

•	the sale, lease or exchange of all, or substantially all, of the Registrant’s assets, provided, that the foregoing enhanced voting requirement will not apply to any such sale, lease or exchange that at least 75% of the members of the board then in office have approved; or

•	the dissolution of the Registrant, provided, that the foregoing enhanced voting requirement will not apply to such dissolution if at least 75% of the members of the board then in office have approved such dissolution.

Where the enhanced voting requirement does not apply, stockholder approval will be as required by Nevada Statute (generally, approval by a majority of the voting power of the stockholders, subject to rights of classes or series of stock).

Exclusive Forum and Jury Trial Waiver

The restated articles will provide that, unless the Registrant consents in writing to an alternative forum, and to the fullest extent permitted by law, including the applicable jurisdictional requirements and laws of the United States, the Nevada Eighth Judicial District Court (or if the Nevada Eighth Judicial District Court does not have jurisdiction, any other state district court located in the State of Nevada, and if no state district court in the State of Nevada has jurisdiction, any federal court located in the State of Nevada), will, to the fullest extent permitted by law, be the exclusive forum for “internal actions” as defined under the NRS, including any action, suit or proceeding (a) brought in the name or right of the Registrant or on its behalf; (b) for or based on any breach of fiduciary duty owed by any director, officer, or controlling stockholder of the Registrant in such capacity; or (c) arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of the Nevada statutes with respect to business entities, the articles of incorporation or the bylaws of the Registrant or certain voting agreements or trusts to which it may be a party. In addition, the restated articles will provide that, unless the Registrant consents in writing to the selection of an alternative forum, and to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The restated articles will further provide that, for the avoidance of doubt, this exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Further, to the extent not inconsistent with the applicable laws of the United States, and as permitted by the NRS, the restated articles will require that “internal actions” to be tried in a Nevada court must be tried before the presiding judge as the trier of fact, and not before a jury.

Anti-Takeover Provisions

Sections 78.411 through 78.444 of the NRS (the “Nevada Combinations Statute”) prohibit certain “combinations,” and Sections 78.378 through 78.3793, inclusive, of the NRS (the “Nevada Control Share Statute”) prohibit certain persons who acquire a controlling interest in a corporation from exercising voting rights of any “control shares,” in each case subject to certain exceptions. The Registrant has elected not to be governed by the Nevada Combination Statute and has opted out of the provisions of the Nevada Control Share Statute in its articles of incorporation as currently in effect. The restated articles will also elect not to be governed by the Nevada Combination Statute and will opt out of the provisions of the Nevada Control Share Statute.

Item 2. Exhibits.

The following exhibits are filed as part of this Registration Statement on Form 8-A.

Exhibit No.	Description
3.1	Form of Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4/A, filed on October 14, 2025 (File No. 333-288960) (the “Form S-4/A”)).
3.2	Form of Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form S-4/A).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 12, 2025	LIBERTY LIVE HOLDINGS, INC.

	By:	/s/ Brittany A. Uthoff
	Name:	Brittany A. Uthoff
	Title:	Vice President and Assistant Secretary